                                                                    EXHIBIT 12.1

                           PRIDE INTERNATIONAL, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (DOLLARS IN THOUSANDS)

                                                         YEAR ENDED DECEMBER 31,                  THREE MONTHS ENDED
                                        -------------------------------------------------------        MARCH 31,
                                          1995       1996        1997       1998        1999             2000
                                        --------   --------   ---------   --------    ---------   ------------------
Historical
 Net earnings (loss) from continuing
  operations before provision
  for income taxes....................   $22,423    $30,819   $ 155,634   $102,243    $ (79,025)        $ (10,000)
Add:
 Portion of rents representative
  of the interest factor..............       935      1,590       1,237      2,005        5,767             1,401
 Interest expense on
  indebtedness........................     6,158     13,195      34,368     45,776       60,992            19,005
 Amortization of deferred
  financing costs.....................       118        440       1,092        857          808               282
                                         -------    -------   ---------   --------    ---------         ---------
   Earnings (loss) as
     adjusted.........................   $29,634    $46,044   $ 192,331   $150,881    $ (11,458)        $  10,688
                                         =======    =======   =========   ========    =========         =========
Fixed charges:
 Portion of rents representative
  of the interest factor..............   $   935    $ 1,590   $   1,237   $  2,005    $   5,767         $   1,401
 Interest expense on
  indebtedness........................     6,158     13,195      34,368     45,776       60,992            19,005
 Amortization of deferred
  financing costs.....................       118        440       1,092        857          808               282
 Capitalized interest.................       250      1,915       5,650     19,100       29,600             4,790
                                         -------    -------   ---------   --------    ---------         ---------
    Fixed charges.....................   $ 7,461    $17,140   $  42,347   $ 67,738    $  97,167         $  25,478
                                         =======    =======   =========   --------    =========         =========
Ratio of earnings to fixed charges....       4.0x       2.7x        4.5x       2.2x          --                --
                                        ========   ========   =========   ========    =========         =========

For the year ended December 31, 1999, earnings were inadequate to cover fixed charges by $108.6 million. For the three months ended March 31, 2000, earnings were inadequate to cover fixed charges by $14.8 million.